Exhibit 5.1

■ ■ ■ SILVERMAN SHIN & SCHNEIDER PLLC 111 Broadway, Suite 1502 New York, New York 10006 212.779.8600 Facsimile: 212.779.8858

January 22, 2026

Board of Directors

AIM ImmunoTech Inc.

2117 SW Highway 484

Ocala FL 34473

Re:	Registration Statement on Form S-1 (File No. 333-292085)

Ladies and Gentlemen:

We have acted as counsel to AIM ImmunoTech Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of (i) 12,000 non-transferable subscription rights (the “Rights”) to be distributed by the Company without consideration in connection with a rights offering (the “Rights Offering”) to holders of record of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) and to holders of certain outstanding options and warrants the “Participating Securities”) at a price of $1,000 per unit (a “Unit”), with each Unit consisting of one shares of Series G Convertible Preferred Stock (the “Preferred Stock”) and 1,492 warrants to purchase common stock (the “Warrants”). Each share of Preferred Stock is convertible into a number of shares of Common Stock equal to the quotient of the stated value of the Preferred Stock ($1,000) divided by the conversion price (initially, $1.34 per share) (the “Conversion Shares”). Each Warrant will be exercisable for one share of Common Stock at an exercise price of $1.34 per share (the “Warrant Shares”) from the date of issuance through its expiration five years from the date of issuance.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.	The Rights, when issued and delivered as described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Units, when issued, delivered and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

3.	The Warrants, when duly executed by the Company and duly delivered to the purchasers thereof against payment therefor as described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

■ ■ ■

SILVERMAN SHIN & SCHNEIDER PLLC

4.	The Warrant Shares have been duly authorized and if, as, and when the Warrant Shares are issued and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid and non-assessable.

5.	The shares of Preferred Stock, when issued, delivered and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

6.	The Conversion Shares have been duly authorized and, upon issuance and delivery as described in accordance with the Certificate of Designation of the Series G Convertible Preferred Stock to be filed in connection with the offering contemplated by the Registration Statement and the Company’s Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

(a)	Our opinions set forth in paragraphs 1 and 3 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b)	Our opinions set forth in paragraphs 1 and 3 above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c)	Our opinions set forth in paragraphs 1 and 3 above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d)	We express No opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e)	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty, nor may one be inferred or implied.

Very truly yours,

/s/ Silverman Shin & Schneider PLLC